EXHIBIT 23.1
[Grant Thornton LLP Letterhead]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 25, 2009, with respect to the consolidated financial statements of Perceptron, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of the recognition and disclosure provisions of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”) included in the Annual Report on Form 10-K for the year ended June 30, 2009 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.
/S/ GRANT THORNTON LLP
Southfield, Michigan
November 24, 2009